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Exhibit 10.57

[LECG ECONOMICS FINANCE LOGO]

January 15, 2003

PERSONAL & CONFIDENTIAL

Mr. John C. Burke
1209 Astor Street
Chicago, IL 60610

Dear Jack:

LECG, LLC ("LECG" or "the Company") would be very pleased to have you join the Company in a senior management role as its Chief Financial Officer ("CFO"). Should you accept our offer, the commencement of your employment ("Effective Date") will be January 15, 2003. This letter agreement will set forth the terms of your employment relationship with LECG, as well as some of LECG's policies associated with your work at LECG.

Duties and Responsibilities

You will be responsible for managing all aspects of the financial operations of the Company, its parent company, LECG Holding Company, LLC, its subsidiaries and affiliates, and you will work with LECG's Management to ensure the proper operation and integrity of LECG's financial operations. You will also be actively involved in the general operational aspects of the Company's management.

This is a full-time position reporting directly to the President, the Chairman of the Board of LECG Holding Company, LLC ("LECG Holding"), the Company's parent entity, and its Board of Directors.

Compensation

You will be compensated based on a salary and bonus plan. Through December 31, 2003, your salary will be set at a rate of $250,000 per annum. You will be eligible at the end of 2003, and each subsequent year you are employed by the Company, for a discretionary bonus, to be determined by the Company, of up to 25% of your annual salary based upon your individual and the Company's overall performance (e.g., assisting in enhancing the Company's EBITDA and EBITDA margin). Your salary will be reviewed on an annual basis for discretionary upward adjustment as part of the Company's overall salary review process.

Office Location

It is anticipated that you will spend 4 1/2 days per week working out of LECG's Emeryville, California office and will commute to there from Chicago. In the event LECG requests that you relocate from the Chicago area to Emeryville, we will mutually agree to a relocation allowance for you.

Benefits

You will be entitled to participate in the employee benefits afforded all of the Company's employees, subject to applicable eligibility requirements. Each of these benefits is subject to revision from time to time, with respect to the benefit level, or even whether a particular benefit continues to be offered. To the extent you elect to participate in these benefits, you would be subject to the same revisions and changes to such benefits as other LECG employees.

LECG also offers participation for employees in both a 401(k) Plan and a Section 125(k) Flexible Spending Plan. To the extent LECG provides a match to employees' 401(k) contributions, this will be provided to you.

You may elect to receive company group health insurance, vision, dental, and prescription coverage. You can purchase additional dependent coverage through the plan. Currently LECG employees pay a portion of the costs of certain insurance benefits for themselves and their families (including, a life and accidental death and dismemberment insurance policy, and a long-term disability plan), and the amounts paid by the employees (via deductions on paychecks) may vary over time due to changes in the costs and availability of coverage. You will be subject to the same requirements to pay a portion of these costs as other LECG employees. Supplemental life insurance is also available at your own expense. Your health benefits coverage will begin on the first day of the first full month following your hire date, provided you enroll within 25 days of your hire date. Delay in completing enrollment forms could delay entry into the plans until the next open enrollment period. Open enrollment periods are held once per year.

You will be entitled to four weeks of paid vacation per year. There are 8 paid holidays and two personal days offered per year. LECG does not define a standard number of sick days; however, we consider 10 business days or fewer to be reasonable.

Business Expenses

LECG will provide you with reimbursement for all reasonable and necessary business expenses incurred in the performance of your duties, including memberships and registration fees to maintain your accounting credentials.

Equity Participation

Subject to and upon the approval of LECG Holding's Board of Directors, and upon the commencement of your employment, you will be granted 75,000 unit options (the "Options") (with a three-year vesting schedule—vesting at a rate of 1/36 per month for each month you are employed at the Company) on the date specified below. The strike price for such Options shall the strike price, as established by the LECG Board of Directors in accordance with the LECG 2000 Incentive Plan (the "Plan"), in effect on the date on which the Options are granted to you. The strike price at this time is $10.00. A copy of the Plan is attached. It is expressly agreed that the Options are granted under the Plan, as amended from time to time, and you and LECG agree that your respective rights and responsibilities with regard to such Options will be governed solely by the terms of the Plan. Options will be granted on the first day of the month after your Effective Date and Board approval is obtained. Upon Board approval, we will provide you with a customized Non-Qualified Option Agreement (a sample of form is enclosed). You must sign and return the customized Non-Qualified Option Agreement to LECG within fourteen (14) days of the Effective Date.

You will also be provided with 25,000 options upon the completion of a successful Initial Public Offering of the Company's, LECG Holding's or any successor's equity securities and 25,000 options upon the completion of a successful secondary offering of the Company's, LECG Holding Company's or its successors equity securities. The strike price for such options will be set at the then current stock option price and terms of the options will be in accordance with the Stock Option plan then in effect.

Terms

Your employment with LECG is based on the mutual consent of you and LECG, and accordingly either LECG or you may terminate your employment and this agreement at any time, with or without cause. If you decide to terminate your employment with LECG, you agree that you will provide LECG with thirty (30) days prior written notice addressed to the Chairman of the Board of LECG Holding Company, LLC ("LECG Holding.) Upon termination of your affiliation with LECG you agree that you will no longer state that you are an employee of LECG. Notwithstanding the foregoing, if the Company terminates your employment without cause, as defined below, the Company will provide you with 60 days prior written notice of termination, and four (4) months severance from the effective date of termination, based on your then current salary and prior year's bonus, net of all appropriate withholding taxes, payable in eight (8) equal installments in accordance with LECG's standard payroll schedule.

You agree that you will abide by all policies of LECG, as may be amended from time to time. LECG reserves the right to change any of its policies from time to time, including policies discussed in this agreement, as business conditions warrant. Any such changes will be communicated upon their adoption.

For purposes of this Agreement, "Cause" shall mean: (i) the commission of an act of fraud, embezzlement or willful breach of a fiduciary duty to the Company; (ii) the conviction (or plea of nolo contendere in lieu thereof) for a felony or a crime involving fraud, dishonesty or moral turpitude; (iii) the commission of acts that intentionally and materially impair the goodwill or business of the Company or cause material damage to its property, goodwill or business; (iv) the willful failure to render services to the Company in accordance with your employment, which failure amounts to a material neglect of your duties to the Company; and (v) any violation of any restriction on the disclosure or use of confidential information of the Company.

Confidentiality—Non-Solicitation of Employees

You agree to hold confidential and for the sole benefit of LECG and its clients all non-public information, knowledge (whether verbal or written and howsoever stored or recorded), documents and other materials which you may create or acquire concerning or in any way relating to LECG or its business ("Confidential Information"). Such information is strictly confidential and must not be disclosed to anyone outside LECG or its clients, including family members or any LECG employee who is not entitled to the information, except as required by law or if compelled by legal process or proceeding. If disclosure is required by law or compelled by legal proceeding, you agree to notify LECG's General Counsel as soon as is practical of any request for the disclosure of Confidential Information.

Confidential Information does not include any information, knowledge, document or other material that is or becomes known to the public generally by means other than any disclosure thereof by you or any other person under a similar confidentiality obligation to LECG. Any doubts about whether any information is confidential should be resolved in favor of confidentiality. You shall not disclose, use, copy, publish, summarize or remove from the premises of LECG any Confidential Information except (i) during your employment with LECG to the extent reasonably necessary to carry our your responsibilities and (ii) after the termination of your employment with LECG, if and only if you obtain prior written consent of LECG.

You further agree that during your employment with LECG and for one (1) year after the Termination Date ("Non-Solicitation Period"), you will not directly or indirectly, on your own behalf or on behalf of any other party, solicit or induce, or cause others to solicit or induce, any person employed by, affiliated with, or acting as an independent contractor to LECG, its subsidiaries or affiliated entities, to terminate his/her relationship with LECG, its subsidiaries or affiliated entities.

Administrative Support

LECG will provide you with the appropriate level of executive assistance.

Final Agreement

This Agreement is final and supersedes all previous and contemporaneous oral negotiations, writings and understandings between the parties concerning the subject matter of this agreement, and this agreement constitutes the entire agreement between us.

*    *    *

Jack, all of us at LECG very much look forward to having you as part of the Management team. Please sign below to indicate your acceptance of the terms contained in this letter.

Sincerely,
/s/ DAVID J. TEECE David J. Teece Chairman of the Board
Agreed to and Accepted:
/s/ JOHN C. BURKE John C. Burke	1/15/03 Date

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  Exhibit 10.57